SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                FEBRUARY 21, 1997
                Date of Report (Date of Earliest Event Reported)


                              OXFORD CAPITAL CORP.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)


                                     NEVADA
                  --------------------------------------------
                  State or other jurisdiction of Incorporation



      2-98747-D                                           87-0421454
-----------------------                     ------------------------------------
Commission File Number                      (IRS Employer Identification Number)


4615 SOUTHWEST FREEWAY
SUITE 420
HOUSTON, TEXAS 77027                                       77027
-------------------------------                      ----------------
(Address of principal executive                          (Zip Code)
Offices)


              Registrant's telephone number, including area code

                                (713) 622-2527
                               -----------------


                             OXFORD INVESTMENT, INC.
  ---------------------------------------------------------------------------
  (Former name, former address and former fiscal year, if changed since last report)

ITEM 5.   OTHER EVENTS

     On February 14, 1997, Oxford Capital Corp., (the "Company") entered into a Stock Exchange Agreement (the "Agreement") with the shareholders of Crest Outsourcing, Inc.,("Crest"), for the acquisition of 100% of the issued and outstanding shares of Crest in exchange for 5,333,333 newly issued shares of the Company's Common Stock, par value $0.001, and 500,000 newly issued shares of Series A redeemable convertible Preferred Stock.

     Crest is in the business of employee leasing and is located in Albuquerque, New Mexico with 276 client companies with approximately 1700 employees. Crest has employees in New Mexico, Colorado, Arizona and California. Crest is a wholly owned subsidiary of American Teletronics, Inc., ("ATI") a publically traded company on the NASDAQ Bulletin Board under the symbol of ATLD. Crest revenues for year end 1996 were Thirty-Seven (37) million dollars.

     The acquisition of Crest, by Oxford, compliments the previous acquisition of Rx Staffing Corp., which Oxford completed in the third quarter of 1996. The combination of the companies, under Oxford, will result in many efficiencies in payroll, safety and human resource operations. This acquisition will allow Oxford to better negotiate it workers' compensation and health insurance rates along with guaranteed pricing to avoid any shock loss potential. It is expected that the closing of this acquisition will take place on or before February 28, 1997.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Exhibits

          (1) Stock Exchange Agreement among Oxford Capital Corp., American Teletronics, Inc., Crest Outsourcing, Inc., and the Shareholders.

                                   SIGNATURES


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, herein onto duly authorize.


                                    OXFORD CAPITAL CORP.



Date: February  21, 1997            By:  /s/ Robert Cheney
                                    ------------------------------------------
                                         Robert Cheney
                                         Chairman  and CEO

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